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                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Patrick A. Kelly                                    Franklin S. Bennett, Jr.
United Community Financial Corp.                    Butler Wick Corp.
(330) 742-0500, Ext. 592                            (330) 744-4351, Ext. 336

                        UNITED COMMUNITY FINANCIAL CORP.
                          TO ACQUIRE BUTLER WICK CORP.

Youngstown, Ohio - April 16, 1999 - United Community Financial Corp. (NASDAQ:
UCFC) today announced an agreement in which UCFC will acquire Butler Wick Corp., a full service investment and financial services provider headquartered in Youngstown, Ohio. Under the terms of the agreement UCFC will issue, in a tax-free exchange, 1,700,000 shares of UCFC common stock for all the issued and outstanding common shares of Butler Wick Corp., subject to possible adjustments based upon the market price of UCFC shares. In addition, UCFC will establish a $3,700,000 retention program for certain investment brokers and senior managers, subject to a five-year vesting schedule. UCFC expects the transaction to be immediately accretive to earnings per share. The transaction will be accounted for as a pooling of interests and is expected to close during the third quarter of 1999, subject to shareholder approval and regulatory filings.

Butler Wick Corp., is the parent company for three wholly owned subsidiaries:
Butler, Wick & Co. Inc., Butler Wick Asset Management Company and Butler Wick Trust Company. Butler Wick's business includes retail investment brokerage, which it has conducted for over 70 years, and a network of integrated financial services, including asset management, trust and estate services, public finance and insurance. Butler Wick and its subsidiaries have ten offices throughout northeastern Ohio and western Pennsylvania.

"We believe that Butler Wick is an ideal addition to our corporate family," said Douglas M. McKay, President and Chairman of UCFC, the holding company for The Home Savings and Loan Company of Youngstown, Ohio. "Butler Wick's commitment to service excellence, its focus on personal attention and its high level of expertise makes it a perfect fit. This affiliation will bring a much broader range of financial service products to both Butler Wick and Home Savings customers."


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The acquisition follows UCFC's strategy of geographic expansion and diversification into other activities. "Our growth plan contains some stringent selection criteria," said McKay. "As we look for opportunities to enhance shareholder value, we intend to pursue partnerships with companies that are well established, successful, well managed, and have a commitment to providing exceptional value to customers. Butler Wick meets those requirements and has a corporate culture very similar to our own."

"Through this affiliation, Butler Wick will have access to additional capital and other resources for business development, recruitment and acquisitions," said Thomas J. Cavalier, Chairman, President and Chief Executive Officer of Butler Wick Corp. " We expect business and business opportunities to continue to grow," said Cavalier, who will become a director of UCFC and will continue as President, Chairman and Chief Executive Officer of Butler Wick Corp. "This is a winning situation for all parties involved---UCFC, Butler Wick, shareholders, employees, customers, clients and communities we serve."

UCFC reported consolidated assets of $1.3 billion at March 31, 1999. UCFC was formed in connection with the mutual-to-stock conversion of Home Savings, which was completed on July 8, 1998. Home Savings has 14 offices located throughout Mahoning, Columbiana and Trumbull Counties in northeastern Ohio. Additional information may be found on United Community Financial Corp.'s web site: www.ucfcorp.com.